LIFE PARTNERS TO HOLD ANNUAL SHAREHOLDERS’ MEETING

WACO, TX — July 28, 2010 — Life Partners Holdings, Inc. (Nasdaq GS: LPHI) will hold its annual shareholders’ meeting on Thursday, August 5 at 11:00 a.m. Central Time at the company’s headquarters in Waco, Texas.

Management will discuss the financial results for the company’s fiscal year ended February 28, 2010.  The company reported a 9% increase in revenues of $113 million and an 18% increase in operating income of $47.4 million for its 2010 fiscal year over the same period of the prior year.  Earnings per share increased from $1.83 to $1.98 for the 2010 fiscal year.

Management will also discuss its predictions for the current fiscal year and the impact of recent reports issued by the Government Accountability Office and the Securities and Exchange Commission concerning the life settlements industry.

Brian Pardo, Chief Executive Officer, said, “We do not expect either of these reports to have any immediate impact on existing law or our business model.  The GAO report clearly recognizes that life settlements are a substantial value to insurance consumers and identifies the advantages of consistent consumer and investor protection and consistent financial oversight.  Uniform stability in these two areas will provide an environment in which well established companies such as LPI will grow and flourish, but may make it more difficult for small or start-up companies due to the expense of compliance.  To the extent that the laws may change in the future, we will be ready to adapt to those changes in order to continue providing our clients with access to non-correlated assets and offering financial options to insurance consumers.”

Following the meeting, the board of directors will meet to examine ways of “spinning out” over $100 million in net assets into a separate vehicle to be owned by its shareholders pro-rata to their share holdings in LPHI as of a given record date.  The company contemplates that LPHI shareholders will collectively receive about $100 million pre-tax in life settlement related assets owned by the company net of purchase price and carrying costs, worth approximately $6.71 per outstanding share.  The assets are currently carried on the company’s books at $1.59 per outstanding share and, therefore may not be fully reflected in the company’s share price.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”.  Since its incorporation in 1991, Life Partners has completed over 114,000 transactions for its worldwide client base of over approximately 26,000 high net worth individuals and institutions in connection with the purchase of over 6,300 policies totaling over $2.5 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, the growth in the life settlement market and our growth within that market, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-K.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether because of new information, future events or otherwise, except as may be required by law.

LPHI-G

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FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com

Visit our website at: www.lphi.com

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